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                                                                   EXHIBIT 99(a)

                                     [LOGO]

                         HAWTHORNE FINANCIAL CORPORATION

                                  PRESS RELEASE


JANUARY 5, 1998
IMMEDIATE RELEASE

Contact: Mr. Scott Braly, President and Chief Executive Officer   (310) 725-5600
         Mr. Norman Morales, Chief Financial Officer              (310) 725-5631

            HAWTHORNE FINANCIAL COMPLETES PRIVATE PLACEMENT OF NOTES

(NASDAQ:HTHR) (El Segundo, CA) Hawthorne Financial Corporation (the "Company"), parent company of Hawthorne Savings, F.S.B. (the "Bank"), today announced that it issued on December 31, 1997, $40.0 million of 12 1/2% Notes due 2004 in a private placement.

Concurrent with the completion of the private placement, the Company prepaid all of its outstanding Senior Notes due 2000, which carried a coupon rate of 12.0%, and redeemed all of its outstanding Cumulative Perpetual Preferred Stock, Series A, which carried a dividend rate of 18.0%. The Senior Notes and Preferred Stock, which were issued in December 1995, were retired at par plus accrued interest and dividends, which approximated $27.2 million.

Net proceeds after offering costs and the prepayment of the Senior Notes and Preferred Stock amounted to approximately $10.5 million, funds which will be utilized by the Company for general corporate purposes, including supporting the planned business activities of the Bank.

The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration. In connection with the private placement, the Company has agreed to file within 120 days a registration statement with respect to the Notes with the Securities and Exchange Commission and use its best efforts to cause such registration statement to be declared effective within 150 days.